EXHIBIT 5

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 2/7/25 to 3/27/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
2/6/2025	Sell	709	45.82
2/7/2025	Sell	5,529	45.43
2/14/2025	Sell	3,454	45.79
2/18/2025	Sell	2,700	46.05
2/19/2025	Sell	7,840	46.53
2/20/2025	Sell	801	45.93
2/24/2025	Sell	4,445	44.41
2/25/2025	Sell	8,170	43.29
2/26/2025	Sell	6,902	43.58
2/28/2025	Sell	13,160	43.33
3/4/2025	Sell	500	42.41
3/6/2025	Sell	2,425	40.97
3/7/2025	Sell	12,434	40.81
3/10/2025	Sell	5,466	40.70
3/11/2025	Sell	1,213	40.90
3/14/2025	Sell	4,848	41.77
3/17/2025	Sell	13,377	43.32
3/18/2025	Sell	1,350	43.80
3/19/2025	Sell	4,298	43.66
3/21/2025	Sell	325	44.26
3/24/2025	Sell	200	44.20
3/26/2025	Sell	4,816	44.02
3/27/2025	Sell	7,878	43.61